Exhibit 99.1
FOR IMMEDIATE RELEASE
For further information, call
Bonnie Herron, 770/564-5504
or email to bherron@intelsys.com

Intelligent Systems Announces Completion of Sale of Its VISaer Business

Norcross, Georgia – April 21, 2008 — Intelligent Systems Corporation (AMEX: INS; www.intelsys.com) today announced the completion of the previously announced sale of the principal assets of its VISaer, Inc. and VISaer (UK) Limited subsidiary to IBS Technics, Inc. effective April 16, 2008. Under the terms of the Asset Purchase Agreement, IBS Technics acquired the VISaer business and the related operating assets of VISaer’s U.S. and U.K. based operations for $3,025,000 in cash plus future payments based on certain earnout metrics over the next four years, with a guaranteed minimum of $1.5 million in earnout payments. IBS Technics also assumed approximately $700,000 in liabilities of VISaer as well as all customer contracts. VISaer retained accounts receivable and cash of approximately $400,000 and other liabilities not assumed by the buyer as of the closing date. IBS Technics also hired the current VISaer employees and will operate from VISaer’s Andover, Massachusetts location.

VISaer designs and sells software and related services to the world-wide aircraft maintenance and engineering industry. IBS Technics is a subsidiary of IBS Software Services Americas, Inc., part of the global IBS Group of companies headquartered in Bangalore, India. The IBS companies provide technology products and services for the travel, transportation and logistics industries.

About Intelligent Systems Corporation
For over thirty years, Intelligent Systems Corporation [AMEX: INS] has identified, created, operated and grown early stage technology companies. After the VISaer sale, the company’s consolidated subsidiaries include CoreCare Software, Inc. (www.corecard.com) and ChemFree Corporation (www.chemfree.com). The company also holds minority ownership positions in several privately held companies. Further information is available on the company’s website at www.intelsys.com, or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words “may,” “will,” “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “strategy” and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures (including pricing), changes in customers’ requirements or financial condition, market acceptance of products and services, changes in financial markets, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies, and general economic conditions, particularly those that cause business or government to delay or cancel purchase decisions. Factors that affect the company’s performance and financial results are more fully disclosed in the company’s most recent filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB and its subsequent filings.